UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 7, 2006

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada 000-18590 84-1133368

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2006, Good Times Restaurants Inc. (the "Company") and Good Times Drive Thru Inc., a wholly owned subsidiary of the Company, entered into a loan agreement with PFGI II, LLC (the "Lender") which provides for a revolving line of credit of up to $1 million for the construction of improvements for Good Times Burgers & Frozen Custard restaurants in Thornton, Colorado and Loveland, Colorado.

The promissory note under the agreement provides that interest on amounts borrowed under the agreement will be payable monthly at the rate of the prime rate plus two percent. All unpaid principal and accrued interest will be due and payable on July 10, 2008. The commitment fee for the loan is $10,000. Borrowings under the agreement are secured by the Company's leasehold estates and business assets with respect to certain of the Company's restaurants located in Adams, Jefferson and Larimer counties in Colorado.

The agreement contains customary representations and warranties and affirmative and negative covenants. Any violation of these covenants could result in a default under the agreement which would permit the Lender to restrict the Company's ability to access the line of credit and require the immediate repayment of any outstanding borrowings under the line of credit.

A copy of the agreement is filed as Exhibit 10.1 to this report, and a copy of the related promissory note is filed as Exhibit 10.2 to this report. The foregoing brief description of the agreement and promissory note is qualified in its entirety by reference to the complete text of the agreement and promissory note filed as exhibits to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Please see the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Loan Agreement dated as of August 7, 2006 among PFGI II, LLC, Good Times Drive Thru, Inc. and Good Times Restaurants Inc.
10.2	Promissory Note dated August 7, 2006 by Good Times Drive Thru, Inc. and Good Times Restaurants Inc. payable to PFGI II, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

 Date: August 7, 2006

By: /s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer